Exhibit 3.11

CERTIFICATE OF FORMATION

OF

CALPINE NATURAL GAS GP, LLC

This Certificate of Formation of Calpine Natural Gas GP, LLC (the “LLC”) is being duly executed and filed to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. 18-101, et seq.) (the “Act”).

FIRST. The name of the limited liability company formed hereby is Calpine Natural Gas GP, LLC.

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o National Registered Agents, Inc., 9 East Loockerman Street, Dover, County of Kent, Delaware 19901.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware are National Registered Agents, Inc., 9 East Loockerman Street, Dover, County of Kent, Delaware 19901.

FOURTH. All limited liability company interests in the LLC are securities governed by Article 8 and all other provisions of the Uniform Commercial Code as adopted and amended in the State of Delaware and any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (the “UCC”), and pursuant to the terms of Section 8-103 of the UCC, such limited liability company interests shall be “securities” for all purposes of such Article 8 and under all other provisions of the UCC.

FIFTH. This Certificate of Formation shall become effective at 11:59 p.m., Eastern Time, on April 24, 2002, in accordance with the provisions of Section 18-201 of the Act.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of April 24, 2002.

/s/ Robert W. Phillpott
Robert W. Phillpott
Authorized Person